 Exhibit 10.2

FOURTH AMENDMENT TO PACIFIC CORPORATE CENTER LEASES

(Buildings 1, 2 and 3)

This Fourth Amendment to Pacific Corporate Center Leases (this “Amendment”) is dated effective October 1, 2018 (the “Effective Date”), between MOHR PCC, LP, a Texas limited partnership (“Landlord”), and FORM FACTOR, INC., a Delaware corporation (“Tenant”), for the purpose of amending the following: (a) a Pacific Corporate Center Lease between Landlord’s predecessor-in-interest and Tenant dated May 3, 2001 (the “Original Building 1 Lease”), as amended by a First Amendment to Building 1 Lease dated January 31, 2003 (the “Building 1 First Amendment”), a Second Amendment to Building 1, 2, and 3 Leases (the “Second Amendment”), and a Third Amendment to Pacific Corporate Center Leases dated December 19, 2016 (the “Third Amendment”); as so amended, the “Building 1 Lease”); (b) a Pacific Corporate Center Lease between Landlord’s predecessor-in-interest and Tenant dated May 3, 2001 (the “Original Building 2 Lease”), as amended by a First Amendment to Building 2 Lease dated January 31, 2003 (the “Building 2 First Amendment”), the Second Amendment, and the Third Amendment (as so amended, the “Building 2 Lease”); (c) a Pacific Corporate Center Lease between Landlord’s predecessor-in-interest and Tenant dated May 3, 2001 (the “Original Building 3 Lease”), as amended by a First Amendment to Building 3 Lease dated January 31, 2003 (the “Building 3 First Amendment”), the Second Amendment, and the Third Amendment (as so amended, the “Building 3 Lease”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing the following: (a) pursuant to the Building 1 Lease, Building 1 of the Pacific Corporate Center, consisting of approximately 44,748 square feet of gross leasable area, having an address of 7005 South Front Road, Livermore, California (the “Building 1 Premises”); (b) pursuant to the Building 2 Lease, Building 2 of the Pacific Corporate Center, consisting of approximately 36,059 square feet of gross leasable area, having an address of 7401 Longard Road, Livermore, California (the “Building 2 Premises”); and (c) pursuant to the Building 3 Lease, Building 3 of the Pacific Corporate Center, consisting of approximately 38,087 square feet of gross leasable area, having an address of 501 Lawrence Drive, Livermore, California (the “Building 3 Premises”). Tenant desires to extend the Term of the Building 1 Lease, the Building 2 Lease, and the Building 3 Lease to expire on December 31, 2028, and Landlord has agreed to such extension on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

8.                  Extension of Term. The Term for the Building 1 Lease, the Building 2 Lease, and the Building 3 Lease is hereby extended such that they expire co-terminously at 5:00 p.m., Livermore, California time, on December 31, 2028, on the terms and conditions of the Lease, as modified hereby. Tenant shall continue to have rights to extend the Term in accordance with the terms of Section A-2.1 of the Addendum to Lease attached to the Original Building 1 Lease, the Original Building 2 Lease, and the Original Building 3 Lease and Section 5 of the Second Amendment which shall continue unmodified.

9.                  Base Rent.

a.                   Beginning January 1, 2028, the monthly Base Rent for the Building 1 Premises shall be the following amounts for the following periods of time:

Time Period	Monthly Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
1/1/28 – 12/31/28	$1.41	$63,094.68

b.                  Beginning January 1, 2028, the monthly Base Rent for the Building 2 Premises shall be the following amounts for the following periods of time:

Time Period	Monthly Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
1/1/28 – 12/31/28	$1.41	$50,843.19

c.                   Beginning January 1, 2028, the monthly Base Rent for the Building 3 Premises shall be the following amounts for the following periods of time:

Time Period	Monthly Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
1/1/28 – 12/31/28	$1.41	$53,702.67

10.              Condition of Premises. Tenant hereby accepts the Building 1 Premises, the Building 2 Premises, and the Building 3 Premises in their “AS-IS” condition, and Landlord shall have no obligation for any construction or finish-out allowance or providing to Tenant any other tenant inducement.

11.              Termination Option. Section 6 of the Third Amendment is deleted in its entirety and is of no force and effect.

12.              Allowance. In consideration of Tenant’s extension of the Term, on or before the Effective Date, Landlord will provide Tenant with an allowance of $500,000.00 (the “Allowance”).  Tenant may apply the Allowance (a) against Base Rent coming due under the Lease any time following the date of this Amendment, or (b) elect for Landlord to pay such amount directly to Tenant. Tenant must notify Landlord of its election at least five (5) business days prior to the Effective Date. If Tenant fails to notify Landlord of its election, Tenant will be deemed to have elected option (a).

13.              Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment.  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

14.              Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

15.              Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of California.

16.              Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Executed as of the date first written above.

LANDLORD:	MOHR PCC, LP,
a Texas limited partnership

	By:	Mohr PCC GP, LLC,
a Delaware limited liability company,
its general partner

		By:	/s/ Robert A. Mohr
			Name:	Robert A. Mohr
			Title:	Manager

TENANT:	FORMFACTOR, INC.,
a Delaware corporation

	By:	/s/ Matthew Losey
		Name:	Matthew Losey
		Title:	General Manager